Homeland Energy Solutions

JUNE 2017

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

2017 ANNUAL MEETING ELECTION RESULTS:

Homeland held their annual meeting on Thursday, April 20, 2017 at the Fredericksburg Community Center in Fredericksburg Iowa. We had a great turnout again this year with about 200 members able to attend. The meeting was held to elect two directors to the board of directors and to conduct a vote on an Amendment to Homeland's Operating Agreement. The quorum met the requirements. Here are the voting members' election results.

Proposal 1: Director Election

	For	Withhold
Randy Bruess	29,720	
Mathew Driscoll	26,565	45
Robert Savre	6,203	

Proposal 2: Operating Agreement Amendment

For	Against	Abstain
34,742	1,458	1,151

FROM THE CEO DESK:

2017 has started out extremely well here at Homeland Energy. For the first 5 months we have seen tremendous efficiency, production and yield improvements. At Homeland we have established an environment of continuous improvement in the key operational categories and the employees continue to find ways to innovate and implement new ideas and practices.

Year to date the production is running 5.85% higher versus last year's record production. The corn oil production is running 22% higher than last year with improved performance of the oil separation equipment. Corn oil separation has paid off very nicely this year as corn oil is selling for $0.29/pound versus DDG selling for $0.045/pound. The ethanol yield also improved by 2.9%. By improving the ethanol yield we are selling more ethanol and less DDG per bushel. Because ethanol is worth 19 cents per pound and DDG is worth 4.5 cents per pound, we again improve profitability of the plant operation.

The key utility efficiencies for our plant are natural gas usage per gallon, which is tracking at or slightly below our budget, and electricity. Our electrical usage per gallon is tracking **41% less** than last year with the new turbine generator online. The turbine is tracking to **reduce our electrical cost by $1.5M** this year.

In addition to all the improvements, the employees are managing through the process of a 35M gallon expansion. As of today the new cooling towers are built and on-line, which is just in time for the hot weather we are experiencing. Construction has started on the new grain bin and the 2 new fermenters. The dryer building has the footings in place and the large rotary dryers are scheduled to arrive the last week of June. We have also received our air permits for the IDNR, which established the parameters for operation of the new equipment.

I would like to give special thanks to the all of the Homeland employees for all the great work of improving the plant operation while dealing with all the construction occurring in and around the plant equipment while we are operating at record levels.

-James Broghammer, CEO

35 MGPY EXPANSION ACTIVITIES ARE IN FULL SWING:



Footings, stem walls, piers, and equipment pads are in place for the Energy Center expansion. The first major pieces of equipment will be set at the end of the June with a project start-up in October.



Concrete work is nearing completion on our new 1.2 M bushel grain bin. Bin erection will begin in July and the project will be complete ahead of this year's harvest.



Construction has begun on our 11th and 12th Fermenter project. These will be slated to come on-line in November.



Our new cooling tower construction is complete and it came on-line June 13th, just in time for the warm summertime temperatures.



MGA Railroad Construction out of Aurora, SD have mobilized and started work on our new 7700' 4th rail loop that will be completed in August.

STAN'S THOUGHTS

The crop is planted. Many are not happy with the stands and its condition. As of this writing we are having extreme heat and we could use some rain. The price has responded some as corn is up 15c since last month.

Where will it go from here? Weather is the key from here and the crop conditions. There is a very large crop being harvested or soon will be in South America. The size of that crop will temper gains in price because of weather here in the USA. We are very busy buying corn on days the market is up. It's very difficult to know what to do about pricing or giving advice concerning same. I am struggling at times with the same question working the corn price into ethanol.

On another topic, our plant is extremely busy. We have much construction going on with our expansion project in high gear. All the construction and trucks of corn, ddgs, ethanol, corn oil, our inbound supplies, and construction supplies is making our plant a bee-hive of activity. I would like to ask that everyone exercise patience and caution when driving a truck load of grain or anything into our facility. Our employees are busy doing their jobs and so are the many contractors. Please look out for them and obey all the sign postings regarding direction and speed. Let's have a safe summer and safe construction of all our many projects.

Thanks

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q1 2017

Homeland saw a $1.8M increase in revenue the first quarter of 2017, as compared to first quarter of 2016. Cost of goods sold for the same period decreased slightly, resulting in a $5.1M gross profit, an increase of $2.6M over gross profit for the same period in 2016. This is a result of slightly higher ethanol prices combined with lower corn prices and increased operating efficiencies.

Homeland Energy Solutions recorded a net profit of $4.15 million, or $64.32 per unit, during the first quarter of 2017. This is roughly a 68% increase from the same time period in 2016 when net profits were $2.47 million, or $38.30 per unit.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET					
		03/31/17	12/31/16	09/30/16	06/30/16
Current Assets	$	71,206,954	76,835,075	88,300,227	83,905,464
Property & Equipment		117,542,256	117,806,502	109,501,142	107,329,596
Other Assets		4,077,633	4,143,322	4,343,778	4,358,018
Total Assets		192,826,843	198,784,899	202,145,147	195,593,078
Current Liabilities	$	37,435,344	47,424,337	36,995,461	35,239,656
Long-term Liabilities		-	123,190	157,992	157,992
Total Members' Equity		155,391,499	151,237,372	164,991,694	160,195,430
Total Liabilities & Equity		192,826,843	198,784,899	202,145,147	195,593,078
Book Value – 64,585 Outstanding Membership Units		2,406	2,342	2,555	2,480
Book Value – 90,445 Outstanding Membership Units		1,718	1,672	1,824	1,771

INCOME STATEMENT					
3 Months Ended		03/31/17	12/31/16	09/30/16	06/30/16
Revenue	$	63,156,498	76,805,359	64,675,851	70,146,120
Cost of Goods Sold		58,021,453	60,930,812	55,045,329	61,077,982
Operating Expenses		1,294,320	1,039,044	1,126,987	736,312
Operating Income		3,840,725	14,835,503	8,503,535	8,331,826
Other Income (Loss)		313,402	(237,010)	167,829	409,414
Net Income		4,154,127	14,598,493	8,671,364	8,741,240
Net Income Per Unit	$	64.32	226.04	134.26	135.34

"Homeland Energy Solutions recorded a net profit of $4.15 million, or $64.32 per unit, during the first quarter of 2017."



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



ETHANOL.
DRIVING AMERICA'S FUTURE

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RETTERATH LAWSUIT UPDATE:

An 8K was filed with the SEC on June 20, 2017:

On June 13, 2013, Homeland Energy Solutions, LLC (the "Company") entered into an agreement with Steve Retterath, to repurchase and retire all of the units owned by Mr. Retterath. The agreement specifies that the Company was to repurchase and retire 25,860 membership units owned by Mr. Retterath in exchange for $30 million, to be paid in two equal installments, the first on or before the defined Closing date of August 1, 2013, and the second on or before August 1, 2014. Mr. Retterath refused to perform his obligations under the agreement on or before August 1, 2013, and on August 14, 2013, the Company filed a lawsuit against Mr. Retterath in Iowa state court to enforce the terms of the repurchase agreement.

In July 2016, Mr. Retterath and his son and daughter-in-law filed a motion to add a significant number of additional parties to the Iowa lawsuit along with new claims against the Company. The Company filed a resistance to Mr. Retterath's attempts to expand the scope of the Iowa lawsuit. In November 2016, the Iowa Court ruled that the Company's original claims against Mr. Retterath to enforce the repurchase agreement would proceed to trial in January 2017 as scheduled and that any other issues that remain following that trial would be tried after a ruling is issued in the January 2017 trial.

In January 2017, the Company went to trial with Mr. Retterath on the first part of the Iowa state court case regarding whether the repurchase agreement is valid and enforceable. On June 15, 2017, the Iowa state court issued its ruling finding the repurchase agreement valid and enforceable and ordering Mr. Retterath to perform his obligations under the repurchase agreement by August 1, 2017. The Company expects that Mr. Retterath may appeal the ruling by the Iowa state court either now or after the court rules on the second part of the lawsuit regarding the new claims brought by Mr. Retterath in July 2016.